Exhibit 99.1

LaBarge, Inc. Expects Fiscal 2010 Second-Half Results to Exceed Expectations; Announces Fiscal 2010 Third-Quarter Preliminary Financial Results

ST. LOUIS--(BUSINESS WIRE)--April 19, 2010--LaBarge, Inc. (NYSE Amex: LB) announced today that it expects its financial results for the fiscal 2010 third and fourth quarters to exceed the Company’s earlier expectations due to broad-based strengthening in its business.

The Company expects to report net sales of approximately $74.0 million and earnings per diluted share of $0.25 to $0.26 for the fiscal third quarter ended March 28, 2010. This compares favorably with net sales of $69.0 million and diluted earnings per share of $0.18 for the fiscal 2010 second quarter, and $72.2 million in net sales and diluted earnings per share of $0.24 for the fiscal third quarter a year earlier.

In addition, the Company announced that it expects the fiscal fourth quarter, ending June 27, 2010, to be the strongest quarter of the fiscal year with sales and earnings moderately higher than current-year third-quarter levels.

The Company will provide further financial details in its full earnings release, which it expects to issue before the market opens on April 29, 2010.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. The Company’s Web site address is http://www.labarge.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com